Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of February 27, 2024, by and between BJ’s Restaurants, Inc. (the “Company”), on the one hand, and Fund 1 Investments, LLC (collectively with its Affiliates, the “Fund”), on the other hand. The Company and Fund are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 14 below.

WHEREAS, on January 18, 2024, Fund filed a Schedule 13D with the Securities and Exchange Commission disclosing its intent to engage in discussions with the Board of Directors (the “Board”) and management of the Company regarding the composition of the Board and opportunities to enhance shareholder value, which was amended on February 21, 2024; and

WHEREAS, the Company and Fund have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.                  Board Composition and Related Matters.

(a)               Simultaneously with the execution of this Agreement, the Board shall take all necessary actions to increase the size of the Board to twelve (12) directors and appoint C. Bradford Richmond (the “New Director”) to the Board as a director with a term expiring at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) or until his earlier death, disability, resignation, disqualification, or removal. At the 2024 Annual Meeting, the Board shall nominate the New Director for election and shall recommend, support, and solicit proxies for the election of the New Director in a manner no less rigorous and favorable than the manner in which the Company recommends, supports, and solicits proxies for the election of its other nominees.

(b)               The size of the Board shall be no more than twelve (12) directors until the 2024 Annual Meeting, and no more than eleven (11) directors from the completion of the 2024 Annual Meeting until the Termination Date (as defined below).

(c)               As promptly as practicable (and in any event within three (3) Business Days) following the execution of this Agreement, the Board shall take all necessary actions to form a Shareholder Value Initiatives Committee of the Board (the “Committee”), and to appoint the New Director and three additional members, to be selected by the Board subject to its sole discretion, to the Committee. The Committee shall be responsible for reviewing opportunities to enhance shareholder value, and shall present formal recommendations to the Board for review and approval. Upon Fund’s request, the Committee shall use its reasonable efforts to meet with Fund at least once prior to June 30, 2024, so Fund has a reasonable opportunity to share its views with the Committee with respect to opportunities to enhance shareholder value.

(d)               Until the Termination Date and as long as Fund’s Net Long Position remains at or above the lesser of (x) 1,161,849 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and recapitalizations) and (y) five percent (5%) of the outstanding shares of the Common Stock:

(i)           If the New Director (or any Replacement Director (as defined below)) is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director, or for any other reason fails to serve as a director, the Company and Fund shall cooperate in good faith to select, and the Company shall appoint, as promptly as practicable, a Qualified Candidate mutually agreeable to the Company and Fund (any such replacement director, once appointed to the Board, the “Replacement Director”), to serve as a director of the Company for the remainder of the New Director’s term. A Replacement Director who is appointed to the Board shall be considered a New Director for purposes of this Agreement. As used in this Agreement, “Qualified Candidate” means an individual who (1) qualifies as an “independent director” under the applicable rules of the U.S. Securities and Exchange Commission, the rules of any stock exchange on which the Company is traded and the applicable governance policies of the Company, (2) is not a current or former principal, Affiliate or controlled Associate of Fund, (3) serves on no more than a total of three (3) other public company boards of directors, and (4) meets all other qualifications required for service as a director set forth in the Company’s Amended and Restated Articles of Incorporation (as may be amended from time to time, the “Charter”) or the Amended and Restated Bylaws (as may be amended from time to time, the “Bylaws”), committee charters, corporate governance principles, and any similar documents applicable to directors (collectively, the “Governance Documents”).

(ii)        If the New Director is no longer serving as a member of the Committee for any reason, Fund shall be entitled to recommend to the Board another member of the Board (including a Replacement Director) to serve as a member of the Committee (such replacement, a “Replacement Member”). Any candidate for Replacement Member shall be subject to the reasonable approval of the Board, which approval shall occur as soon as practicable following Fund proposing a member and shall not be unreasonably withheld, conditioned or delayed, and such Replacement Member shall be appointed to the Committee within five (5) Business Days after the Board has approved of such candidate. In the event the Board determines in good faith not to approve and appoint to the Board any Replacement Member proposed by Fund, Fund shall have the right to propose an additional Replacement Member in accordance with this paragraph until a Replacement Member is appointed to the Committee.

(e)               Additional committee appointments for the New Director, if any, shall be determined by the Board in good faith, in accordance with the Board’s customary governance processes, and the Board shall give the New Director the same due consideration for committee membership as any other independent director with similar expertise and qualifications.

(f)                The Company agrees that the New Director shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

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(g)               Fund acknowledges and agrees that the New Director shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines (including, in each case, as related to confidentiality, insider trading and conflicts of interest) applicable to members of the Board.

(h)               Fund acknowledges and agrees that: (i) consistent with his fiduciary duties as a director of the Company, the New Director shall consider in good faith, to the same extent as any other director of the Company, recusal from any Board or committee meeting in the event there is any other actual or potential conflict of interest; and (ii) the Board may restrict the New Director’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

2.                  Voting Commitment. Until the Termination Date, Fund shall, and shall cause its Representatives to, (a) appear in person or by proxy at each of the Company’s shareholder meetings (a “Shareholder Meeting”) and (b) vote, or deliver consents or consent revocations with respect to, all shares of Common Stock beneficially owned by Fund in accordance with the Board’s recommendations with respect to all proposals submitted to shareholders at such Shareholder Meeting, in each case as the Board’s recommendation is set forth in the definitive proxy statement, consent solicitation statement, or revocation solicitation statement filed by the Company in respect of such Shareholder Meeting. Notwithstanding the foregoing, (i) in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) issue voting recommendations that differ from the Board’s recommendation with respect to any proposals (other than a proposal with respect to director elections or removal), Fund shall be permitted to vote, or deliver consents or consent revocations with respect to any shares beneficially owned by Fund in accordance with such ISS or Glass Lewis recommendation and (ii) Fund shall be permitted to vote in its sole discretion on any proposal with respect to any Extraordinary Transaction. Fund shall use commercially reasonable efforts (including by calling back loaned out shares) to ensure that Fund has voting power for each share beneficially owned by it on the record date for each Shareholder Meeting.

3.                  Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement, without the prior written consent of the Board, Fund shall not, and shall cause its Affiliates not to, directly or indirectly:

(a)               acquire, offer or seek to acquire, agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through any index fund, exchange traded fund, benchmark fund or broad-based basket of securities) or any voting rights decoupled from the underlying voting securities that would result in Fund and its Affiliates having beneficial ownership of, in the aggregate, more than fifteen percent (15%) of the shares of Common Stock outstanding at such time, or otherwise having economic exposure equal to, in the aggregate, more than fifteen percent (15%) of the shares of Common Stock outstanding at such time (collectively, the “Maximum Ownership Cap”);

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(b)               sell, assign, or otherwise transfer or dispose of shares of Common Stock, or any rights decoupled from such shares, beneficially owned by them, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that, to Fund’s knowledge (after reasonable due inquiry in connection with a private, non-open market transaction), would result in such Third Party, together with its Affiliates and Associates, beneficially owning, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time or would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest of, in the aggregate, more than four and nine-tenths percent (4.9%) of the shares of Common Stock outstanding at such time;

(c)               (i) nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Shareholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies, consents or consent revocations in respect of any shareholder proposal for consideration at, or other business brought before, any Shareholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any proposal for consideration at, or other business brought before, any Shareholder Meeting; or (vi) call or seek to call, or request the call of, or initiate a consent solicitation or consent revocation solicitation with respect to, alone or in concert with others, any Shareholder Meeting, whether or not such a Shareholder Meeting is permitted by the Charter or the Bylaws, including any “town hall” meeting;

(d)               form, join or in any way participate in or with any group or agreement of any kind with respect to any voting securities of the Company, other than any such group or agreement that is with an Affiliate of Fund and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto and such group or agreement would not result in Fund exceeding the Maximum Ownership Cap;

(e)               deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement, or agreement that is with an Affiliate of Fund and such Affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party hereto and such voting trust, arrangement, or agreement would not result in Fund exceeding the Maximum Ownership Cap;

(f)                seek publicly, alone or in concert with others, to amend any provision of the Governance Documents;

(g)               demand an inspection of the Company’s books and records;

(h)               make any public proposal with respect to: (A) any change in the composition, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization, dividend policy, or share repurchase programs or practices of the Company, (C) any other change in the Company’s management, governance, corporate structure or policies, (D) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (E) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (as defined below);

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(i)                 offer or propose to effect any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination, or Extraordinary Transaction, involving the Company and any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses, in each case of clauses (i)-(iii) which would reasonably be expected to require public announcement or disclosure of such offer or proposal;

(j)                 enter into any negotiations, agreements, or understandings with any Third Party, or knowingly advise, assist, encourage or seek to persuade any Third Party to, take any action that is prohibited under this Section 3;

(k)               publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify, or waive any provision of this Agreement; or

(l)                 take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including the restrictions in this Section 3, shall prohibit or restrict Fund from (i) making any true and correct statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over Fund so long as such request did not arise as a result of any action by Fund; (ii) communicating privately with any director or executive officer of the Company, or members of the investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings and/or conferences), on any matter so long as such communications would not reasonably be expected to require public disclosure obligations for any party; (iii) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company, (iv) tendering shares, receiving payment for shares or otherwise participating in any transaction approved by the Board on the same basis as the other shareholders of the Company; or (v) making or sending private communications to investors or prospective investors in Fund, provided that such statements or communications (1) are based on publicly available information; (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; and (3) are not intended to be circumventing the restrictions in Section 3 and 4 hereof.

4.                  Mutual Non-Disparagement. Until the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to, make any public statement, including by filing or furnishing any document to the SEC, or by press release or other public statement to a member of the press or media, in a manner that disparages, defames, slanders or impugns the other party, its subsidiaries, its business, or its current or former directors (in their capacity as such), officers, or employees. A statement or announcement shall only be deemed to be made by the Company if made by a member of the Board or senior management team or other designated representative of the Company, in each case authorized to make such statement or announcement on behalf of the Company. A statement or announcement shall only be deemed to be made by Fund if made by a manager, director, general partner, member of the senior management team or other designated representative of Fund, in each case authorized to make such statement or announcement on behalf of Fund. The restrictions in this Section 4 shall not (a) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case to the extent required, (ii) any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, or (iii) any private communications between or among the parties and their respective Representatives; (b) prohibit either party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; or (c) prohibit any private communications among the principals, officers, managers, and employees of Fund.

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5.                  No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or knowingly assist any other person to threaten or initiate any lawsuit, claim, or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information known or unknown as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by or on behalf of one party or its Affiliates against the other party or its Affiliates or (c) any Legal Proceeding with respect to claims of fraud in connection with, arising out of or related to this Agreement; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of, or at the suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any Legal Proceeding against the other party.

6.                  Public Statements; SEC Filings.

(a)               Not later than February 28, 2024, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor Fund shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party.

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(b)               Not later than February 28, 2024, the Company shall file with the SEC a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide Fund and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of Fund and its Representatives.

(c)               Within two (2) Business Days following the date of this Agreement, Fund shall file with the SEC an amendment to its Schedule 13D setting forth a brief description of the terms of this Agreement and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement and the Press Release. Fund shall provide the Company and its Representatives with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(d)               Prior to the Termination Date, neither party shall issue any press release or other public statement (including in any filing under the Exchange Act) about the subject matter of this Agreement that is inconsistent with or contrary to the Press Release, the Form 8-K and the Schedule 13D Amendment, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

7.                  Affiliates and Associates. Each party shall instruct its Affiliates and Associates to comply with the terms of this Agreement applicable to such persons, and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of a party, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party to this Agreement.

8.                  Representations and Warranties.

(a)               Fund represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. Fund represents that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect and (ii) the execution, delivery and performance of this Agreement by it does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Fund represents and warrants that, as of the date of this Agreement, Fund beneficially owns 2,568,476 shares of Common Stock and has voting authority over all such shares.

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(b)               The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles. The Company represents and warrants that (i) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect and (ii) the execution, delivery and performance of this Agreement by the Company does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (B) result in any breach or violation of or constitute a default under or pursuant to (or an event which with notice or lapse of time or both could constitute such a breach, violation or default), or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

9.                  Termination.

(a)               Unless otherwise mutually agreed to in writing by each party, this Agreement shall remain in effect until the date that is the earlier of (i) one (1) year from the date of this Agreement and (ii) thirty (30) days prior to the deadline for delivery of notice under the Bylaws for the nomination of director candidates for election to the Board at the 2025 annual meeting of shareholders (the “Termination Date”).

(b)               Notwithstanding anything to the contrary in this Agreement:

(i)           the obligations of Fund pursuant to Sections 3 (Standstill), 4 (Mutual Non-Disparagement) and 6 (Public Statement; SEC Filings) shall terminate in the event that the Company materially breaches its obligations pursuant to 4 (Mutual Non-Disparagement) or 6 (Public Statement; SEC Filings) and such breach (if capable of being cured) has not been cured within fifteen (15) days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 4 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 4 (Mutual Non-Disparagement); and

(ii)        the obligations of the Company pursuant to Sections 4 (Mutual Non-Disparagement) and 6 (Public Statement; SEC Filings) shall terminate in the event that Fund materially breaches its obligations in Sections 3 (Standstill), 4 (Mutual Non-Disparagement) and 6 (Public Statement; SEC Filings) and such breach (if capable of being cured) has not been cured within fifteen (15) days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 4 (Mutual Non-Disparagement) shall require a determination of a court of competent jurisdiction that Fund has materially breached Section 4 (Mutual Non-Disparagement).

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(c)               If this Agreement is terminated in accordance with this Section 9, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 11 (Notices), 12 (Governing Law; Jurisdiction; Jury Waiver), 13 (Specific Performance) and 15 (Miscellaneous) shall survive the termination of this Agreement.

10.              Expenses. The Company shall reimburse Fund for documented out-of-pocket costs, fees and expenses (including attorneys’ fees and other legal expenses) incurred by Fund in connection with its engagement with the Company, the negotiation and execution of this Agreement and related matters; provided, however, that such reimbursement shall not exceed $75,000 in the aggregate.

11.              Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one (1) Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company:	with mandatory copies (which shall not constitute notice) to:

BJ’s Restaurants, Inc.	Sidley Austin LLP
7755 Center Avenue, Suite 300	787 Seventh Avenue
Huntington Beach, California 92647	New York, NY 10019
Attn: Kendra D. Miller, Executive Vice	Attn:	Kai H. Liekefett
President, General Counsel and Corporate		Leonard Wood
Secretary	Email:	kliekefett@sidley.com
Email: kmiller@bjsrestaurants.com		lwood@sidley.com

If to Fund:	with mandatory copies (which shall not constitute notice) to:

Fund 1 Investments, LLC	Olshan Frome Wolosky LLP
100 Carr 115, Unit 1900	1325 Avenue of the Americas
Rincon, Puerto Rico 00677	New York, NY 10019
Attn: Jonathan Lennon	Attn:	Kenneth S. Mantel
Email: jonathan.lennon@plpfunds.com	Email:	KMantel@olshanlaw.com

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12.              Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 11. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

13.              Specific Performance. Each party to this Agreement acknowledges and agrees that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies would be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief, without the necessity of posting a bond or other security, if the other party or any of its Representatives breaches or threatens to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party.

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14.              Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include persons or entities that after the date hereof become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Fund, as applicable; provided, further, that Fund shall not be an Affiliate or Associate of the Company, and the Company shall not be an Affiliate or Associate of Fund; provided, further, that with respect to Fund, the term Affiliate shall not include any portfolio company of Fund; (b) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder; provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2(b)(2) under the Exchange Act; (c) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or obligated to be closed by applicable law; (d) the term “Common Stock” means the common stock, no par value per share, of the Company; (e) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (f) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale of all or substantially all of the Company’s assets, recapitalization, restructuring, or other similar corporate transaction involving the Company and a third party, in each case, that results in a change in control of the Company; (g) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis; provided, that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (h) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives, in each case, only to the extent such persons are acting in a capacity on behalf of, in concert with, or at the direction of such person or its Affiliates or Associates; (i) the term “SEC” means the U.S. Securities and Exchange Commission; (j) the term “Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any action by written consent of the Company’s shareholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (k) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

15.              Miscellaneous.

(a)               This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)               This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

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(c)               This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)               Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

(e)               If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants, and restrictions without including any of such which may be hereafter declared invalid, void, or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant, or restriction for any of such that is held invalid, void, or unenforceable by a court of competent jurisdiction.

(f)                Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)               This Agreement may be executed in one (1) or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)               Each party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel.

(i)                 The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

BJ’S RESTAURANTS, INC.

By:	/s/ Gerald W. Deitchle

Name: Gerald W. Deitchle
Title: Chairman of the Board

FUND:

FUND 1 INVESTMENTS, LLC

By:	/s/ Jonathan Lennon

Name: Jonathan Lennon
Title: Managing Member

Signature Page to Cooperation Agreement

Exhibit A

Form of Press Release

BJ’s Restaurants, Inc. Appoints New Independent Director Brad Richmond

Announces Cooperation Agreement with Fund 1 Investments

Board to Form a Shareholder Value Initiatives Committee to Provide Analysis and Recommendations to Board

HUNTINGTON BEACH, Calif. -- (February 28, 2024) -- BJ’s Restaurants, Inc. (“BJ’s” or the “Company”) (Nasdaq: BJRI) today announced that it has appointed C. Bradford (Brad) Richmond to its Board of Directors (the “Board”), effective immediately. In conjunction with Mr. Richmond’s appointment, the Company entered into a cooperation agreement (the “Cooperation Agreement”) with Fund 1 Investments, LLC, one of the company’s shareholders (collectively with its affiliates, “Fund 1”).

Mr. Richmond served as Chief Financial Officer of Darden Restaurants Inc. from 2006 to 2015, where he also served as Corporate Controller from 2005 to 2006. He previously held executive-level finance and strategic planning roles at Red Lobster and Olive Garden. Mr. Richmond also serves on the boards of directors of Coast Entertainment Holdings, a specialty operator of theme parks, tourist attractions, and other leisure facilities, and Qualfon, a global provider of call centers, back office services, and business process outsourcing services. He is experienced in multiple areas relevant to the Company’s business, including capital allocation, restaurant operations, and strategic planning.

“We are pleased to welcome Brad, an accomplished public company executive, to the Board,” said Gerald (“Jerry”) W. Deitchle, Chairman of the Board. “His addition reflects our commitment to ensuring the Board has the right mix of skills and experiences.”

In connection with entering into the Cooperation Agreement, the Board also will form a Shareholder Value Initiatives Committee that will make recommendations to the full Board with respect to the Board’s continued efforts to maximize value for shareholders.

Peter (“Pete”) A. Bassi, the Company’s Lead Independent Director, said, “We look forward to working with Brad, who we believe will provide important insight to the Board.”

“We are pleased to have reached an agreement with the Board on the appointment of Brad, a highly qualified independent director, and the formation of the Shareholder Value Initiatives Committee" said Jonathan Lennon, the Managing Member of Fund 1. “We believe that BJ’s is well positioned to navigate a dynamic market environment, and we are confident that Brad can help the company drive shareholder value.”

Fund 1 has agreed to a customary standstill, voting commitment, and related provisions in connection with the Cooperation Agreement. A copy of the Cooperation Agreement will be included as an exhibit to the company’s current report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission (the “SEC”).

Sidley Austin LLP and Elkins Kalt Weintraub Reuben Gartside LLP are serving as legal counsel to the Company. Olshan Frome Wolosky LLP and Kleinberg, Kaplan, Wolff & Cohen, P.C. are serving as legal counsel to Fund 1.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national brand with brewhouse roots where Craft Matters®. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep-dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. A winner of the 2023 Vibe Vista Award in the Best Spirits Program category and the most decorated restaurant-brewery in the country, BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in four states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service, and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates over 200 casual dining restaurants in 30 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward Looking Statements

Statements used in this news release relating to future plans, or events, are forward-looking statements subject to certain risks and uncertainties.&NegativeTh Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the SEC, including the Annual Report on Form 10-K, and other periodic reports filed with the SEC. The Company has no obligation to publicly update or revise any of the forward-looking statements in this news release.

Investor Relations Contact

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400.